SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

      Filed by the registrant [X]

      Filed by a party other than the registrant [   ]

      Check the appropriate box:

      [X]  Preliminary proxy statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

      [   ]  Definitive proxy statement

      [   ]  Definitive additional materials

      [   ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

SIMPSON INDUSTRIES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

      [X]  No fee required.

      [   ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      (1)  Title of each class of securities to which transaction applies:

      (2)  Aggregate number of securities to which transaction applies:

      (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      (4)  Proposed maximum aggregate value of transaction:

      (5)  Total fee paid:

      [   ]  Fee paid previously with preliminary materials.

      [   ]  Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1)  Amount previously paid:

      (2)  Form, schedule or registration statement no.:

      (3)  Filing party:

      (4)  Date filed:

[SIMPSON INDUSTRIES LOGO]

March 17, 2000

Dear Shareholder:

      It is my pleasure to invite you to attend the 2000 Annual Meeting of Shareholders of Simpson Industries, Inc. (the “Company”) on Tuesday, April 18, 2000, at 11:00 a.m. Eastern Standard Time. The meeting will be held at the Hilton Hotel located at 207 S.W. Greenville Blvd., Greenville, North Carolina (map attached).

      The following pages contain the formal Notice of the Annual Meeting and the Proxy Statement. You will want to review this material for information concerning the business to be conducted at the meeting and the nominees for election as directors.

      Your vote is important. Whether you plan to attend the meeting or not, we urge you to complete, sign and return your Proxy as soon as possible in the envelope provided. This will ensure representation of your shares in the event you are unable to attend. You may, of course, revoke your Proxy and vote in person at the meeting if you desire.

Sincerely,

/s/ Roy E. Parrott
Roy E. Parrott
Chairman of the Board
and Chief Executive Officer

SIMPSON INDUSTRIES LOGO

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 18, 2000

       The Annual Meeting of Shareholders of Simpson Industries, Inc., a Michigan corporation, (the “Company”) will be held on Tuesday, April 18, 2000, at 11:00 a.m. Eastern Standard Time, at the Hilton Hotel located at 207 S.W. Greenville Blvd., Greenville, North Carolina. The purposes of the Annual Meeting are to:

      1.  elect seven Directors to the Company’s Board of Directors;

2.	act on a shareholder proposal if properly raised at the meeting; and

      3.  conduct any other business that is properly raised at the meeting.

      Only shareholders of record at the close of business on March 3, 2000 are entitled to notice of and to vote at the meeting.

By Order of the Board of Directors,

FRANK K. ZINN

Secretary

March 17, 2000

      All shareholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed white proxy card as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage pre-paid if mailed in the United States) is enclosed for that purpose.

      THE BOARD OF DIRECTORS URGES YOU NOT TO SIGN ANY [BLUE] PROXY CARD SENT TO YOU BY MMI. If you have already done so, you may revoke your previously signed [blue] proxy by delivering a written notice of revocation or a later dated white proxy card in the enclosed envelope. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

SIMPSON INDUSTRIES LOGO

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 18, 2000

Solicitation of Proxies

      Simpson Industries, Inc. (the “Company”) is distributing this Proxy Statement and the accompanying Proxy to the Company’s shareholders to solicit proxies to be used at the 2000 Annual Meeting of Shareholders of the Company. The Annual Meeting will be held on Tuesday, April 18, 2000, at 11:00 a.m. Eastern Standard Time, at the Hilton Hotel located at 207 S.W. Greenville Blvd., Greenville, North Carolina.

      The Board of Directors of the Company is soliciting the enclosed Proxy. The Board mailed this Proxy Statement and the enclosed Proxy to shareholders beginning on March 17, 2000. The Company has enclosed its 1999 Annual Report to Shareholders with this Proxy Statement.

      Solicitation of proxies may be made by directors, officers and other employees of the Company named on Appendix A by personal interview, telephone, telegraph, telefax or electronic communications. No additional compensation will be paid for any such services. Costs of solicitation will be borne by the Company. Upon request, the Company will reimburse the reasonable fees and expenses of banks, brokerage houses or other nominees or fiduciaries for forwarding proxy materials to, and obtaining authority to execute proxies from, beneficial owners for whose accounts they hold shares of common stock.

      The Company has retained Innisfree M&A Incorporated (“Innisfree”) to assist in the solicitation of proxies. Pursuant to the Company’s agreement with Innisfree, it will provide various proxy advisory and solicitation services for the Company at a cost of $50,000, plus reasonable out-of-pocket expenses and indemnification against certain liabilities. It is expected that Innisfree will use approximately 50 persons in such solicitation.

      Certain information concerning the directors, officers and other employees of the Company who may solicit proxies is attached to this Proxy Statement as Appendix A. Certain information concerning the common stock of the Company held by the persons listed in Appendix A is set forth in Appendix B.

      Although no precise estimate can be made at this time, the Company anticipates that the aggregate amount to be spent by the Company in connection with the solicitation of proxies by the Company will be approximately $          , of which approximately $          has been incurred to date. This amount includes additional fees payable to Innisfree but excludes (i) the salaries and expenses of officers, directors, and employees of the Company; and (ii) the normal expenses of an uncontested election.

      Please complete, date and sign the enclosed WHITE proxy card and return it promptly in the envelope provided. If your shares are held in “street name,” only your bank or broker can vote your shares and only upon your specific instructions. Please contact the person responsible for your account and instruct him or her to vote the WHITE proxy card as soon as possible.

      The Board of Directors urges you not to sign the [blue] proxy card sent to you by MMI. See “NOMINATIONS BY MMI” below. If you have already done so, you may revoke your previously signed [blue] proxy by delivering a written notice of revocation or a later dated WHITE proxy card in the enclosed envelope. If you have any questions about how to complete or submit your WHITE proxy card or any other questions, Innisfree will be pleased to assist you. You may call Innisfree toll-free at (888) 750-5834. Banks and brokers should call collect at (212) 750-5833.

Revoking a Proxy

      Any person giving a Proxy has the power to revoke it at any time before it is voted. There are three ways to revoke your Proxy: (1) you may deliver a written notice of revocation, which is dated after the date of the Proxy, to the Secretary of the Company at or before the Annual Meeting; (2) you may deliver a later-dated Proxy to the Secretary of the Company at or before the Annual Meeting; or (3) you may attend the Annual Meeting in person and vote your shares by ballot.

Record Date

      The record date for determining shareholders entitled to vote at the Annual Meeting is March 3, 2000. Each of the 17,907,194 shares of Common Stock of the Company issued and outstanding on that date is entitled to one vote on any matter voted on at the Annual Meeting. Abstention votes and votes withheld by brokers on non-routine proposals in the absence of instructions from beneficial owners (“broker non-votes”) will be counted as “present” at the Annual Meeting to determine whether a quorum exists.

      Shares represented by the Company’s proxy card will be voted at the Annual Meeting, either in accordance with the directions indicated on the proxy card, or, if no directions are indicated, in accordance with the recommendations of the Board contained in this Proxy Statement and on the form of proxy. If a proxy is signed and returned without specifying choices, the Common Shares represented thereby will be voted (1) FOR the proposal to elect Ms. Haka, Mr. Kempton, Mr. Kirchberger, Mr. Parrott, Mr. Roudebush, Mr. Thomas and Mr. Weaver to the Board of Directors and (2) AGAINST the shareholder proposal described in this Proxy Statement.

1.  ELECTION OF SEVEN DIRECTORS

      There are currently 10 members of the Board of Directors. On the recommendation of management, at the 1999 Annual Meeting the shareholders approved a Bylaw amendment eliminating the classified board and providing for annual election of directors as their terms expire. Accordingly, seven directors are to be elected at this year’s Annual Meeting to hold office for one-year terms expiring at the 2001 Annual Meeting of Shareholders. Beginning in 2001, and continuing every year thereafter, all members of the Board of Directors will be elected each year to hold office for a one-year term and until their successors are duly elected and qualified.

      Unless proxy votes have been withheld, each Proxy received will be voted to elect Susan F. Haka, George R. Kempton, Walter J. Kirchberger, Roy E. Parrott, Ronald L. Roudebush, George A. Thomas, and F. Lee Weaver as Directors. If any nominee is unable or declines to serve, Proxies will be voted for the balance of the nominees and for such additional person as the Board of Directors designates to replace such nominee. However, the Board of Directors does not anticipate that this will occur.

      Persons receiving a plurality of the votes cast at the Annual Meeting in person or by Proxy will be elected as Directors. “Plurality” means that the persons who receive the largest number of votes cast will be elected as Directors. Shares not voted (whether by abstention, broker non-votes or otherwise) will have no effect on the election.

      Information about the nominees for election as Directors and the Directors who will continue in office after the Annual Meeting appears below. All nominees currently are Directors.

Nominees For Election As Directors Until the 2001 Annual Meeting

Susan F. Haka	Ms. Haka, age 50, has served as Director since 1995. She is the Ernst & Young Professor and Chair, Department of Accounting at Michigan State University in East Lansing, Michigan.

George R. Kempton	Mr. Kempton, age 66, has served as a Director since 1983. He is a Business Consultant based in Naples, Florida. Mr. Kempton formerly was Chairman and Chief Executive Officer of Kysor Industrial Corporation for more than five years. Mr. Kempton also serves as a director of JLG Industries, Incorporated.

Walter J. Kirchberger	Mr. Kirchberger, age 65, has served as a Director since 1971. He is Vice President — Research of PaineWebber, Incorporated in Troy, Michigan. Mr. Kirchberger also serves as a director of McClain Industries, Inc.

Roy E. Parrott	Mr. Parrott, age 59, has served as a Director since 1989. He is the Chairman and Chief Executive Officer of the Company. Mr. Parrott also serves as a director of Lear Corporation.

Ronald L. Roudebush	Mr. Roudebush, age 52, has served as a Director since 1993. He is a Business Consultant based in Cincinnati, Ohio. Mr. Roudebush formerly was the Vice Chairman and Chief Executive Officer of The Standard Products Company, a global sealing systems supplier to the automotive industry from 1997 through October 1999. At that time, Standard Products was acquired by the Cooper Tire & Rubber Company, where Mr. Roudebush now serves as a director. During 1995 to 1996, Mr. Roudebush was an owner in a retail automotive dealership in the Cincinnati area. Prior to that, Mr. Roudebush was President of the Worldwide Automotive Business of Rockwell International, now known as Meritor Automotive, from 1991 to 1994, having held other positions since his joining Rockwell in 1973.

George A. Thomas	Mr. Thomas, age 50, has served as a director since 1999. Mr. Thomas joined the Company on March 1, 1999 as President and Chief Operating Officer. Mr. Thomas was an executive with the automotive supply operations of TRW, Inc. from 1990 until he joined the Company, and prior to that had held other positions at TRW, Inc. since 1972.

F. Lee Weaver	Mr. Weaver, age 57, has served as a Director since 1976. He is a Partner in the law firm of Weaver, Bennett & Bland, P.A. based in Matthews, North Carolina.

Directors Whose Terms Continue Until the 2001 Annual Meeting

Michael E. Batten	Mr. Batten, age 59, has served as a Director since 1995. He is the Chairman and Chief Executive Officer of Twin Disc, Incorporated, a publicly-owned manufacturer of clutches, reverse and reduction gears, hydraulic couplings and torqueconverters, universal joints and transmissions based in Racine, Wisconsin. Mr. Batten serves as a director of Twin Disc, Incorporated and of the following publicly-owned companies: Briggs & Stratton Corporation; Firstar Corporation; and Universal Foods Corporation.

Robert W. Navarre	Mr. Navarre, age 66, has served as a Director since 1965. He is a Business Consultant based in Naples, Florida. Mr. Navarre retired as Chief Executive Officer of the Company in November 1994 and as Chairman of the Board in November 1997.

Frank K. Zinn	Mr. Zinn, age 65, has served as a Director since 1974. He is Of Counsel to the law firm of Dykema Gossett PLLC in Detroit, Michigan. Dykema Gossett PLLC provided legal services to the Company and its subsidiaries during the last fiscal year and the Company expects to retain the firm for such purposes in the current fiscal year.

NOMINATIONS BY MMI

      In a letter dated February 9, 2000, MMI Investments II-A, L.P. (“MMI”) notified the Company that it intended to nominate three individuals for election to the Board of Directors. MMI’s letter states that one of its nominees is the Chairman of Millbrook Capital Management, Inc. (“Millbrook”) which is the manager of MMI, one is the President and a director of Millbrook, and the third is the Chief Financial Officer and General Counsel of Millbrook.

      The Board of Directors believes that the election of any of the directors nominated by MMI would be contrary to the best interests of the Company’s shareholders. The Board of Directors is intimately familiar with the Company and the industry in which it operates. The current directors are fully committed to maximizing value for all the Company’s shareholders. The Board of Directors believes that the addition of any of the MMI nominees to the Board at this time would be highly disruptive to the strategy the Company is actively pursuing and could raise significant concerns with current and future business partners. It would also be highly unsettling to our key personnel, who are unique and important assets of the Company.

      The Company is not responsible for the accuracy of any information provided by or relating to MMI contained in its notice to the Company, in any proxy materials filed or disseminated by MMI or any other statement they make.

      The Board of Directors unanimously recommends that shareholders vote in favor of the nominees described in Proposal 1 and not vote in favor of the nominees of MMI.

COMPENSATION OF DIRECTORS

      Directors who are not employees of the Company are paid an annual retainer of $22,300 and all directors are reimbursed for travel expenses incurred in connection with attending Board and Committee meetings. Additional fees are paid on a per diem basis for attendance at special Board or Committee meetings. Each non-employee director also is granted an option to purchase 3,000 shares of the Company’s Common Stock under the Company’s 1993 Non-Employee Director Stock Option Plan on the day following each Annual Meeting of Shareholders, which vest on the day preceding the next Annual Meeting of Shareholders. The exercise price for such options is the fair market value of the Common Stock on the grant date.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

      The Board of Directors of the Company meets regularly, at least once each quarter. During 1999, the Board of Directors held five meetings. The standing committees established by the Board of Directors are described below.

      Audit Committee. The Audit Committee is responsible for reviewing with management the internal financial controls and accounting and reporting activities of the Company. The Audit Committee reviews the qualifications of the Company’s independent auditors, makes recommendations to the Board of Directors regarding the selection of independent auditors, reviews the scope, fees and results of any audit and reviews non-audit services and related fees. The Audit Committee met two times during 1999. The members of the Audit Committee are Ms. Haka, Mr. Kempton and Mr. Kirchberger.

      Compensation Committee. The Compensation Committee develops and monitors the executive compensation policies of the Company. The Compensation Committee sets the compensation of the chief executive officer, reviews the salary ranges of executive officers and sets the compensation of Directors. The Compensation Committee also administers the Company’s 1984 Stock Option and Incentive Plan, which terminated during 1993, the Supplemental Executive Retirement Plan and the 1993 Executive Long-Term Incentive Plan. The Compensation Committee met three times during 1999. The members of the Compensation Committee are Mr. Batten, Mr. Roudebush, and Mr. Weaver.

      Nominating Committee. The Nominating Committee establishes criteria for selecting and retaining directors, recommends to the Board nominees for election as directors, and establishes procedures for filling vacancies on the Board. A shareholder who wishes to propose director candidates for consideration by the Nominating Committee may do so by writing to the Chairman of the Nominating Committee at the Company’s executive office prior to February 1 of each year for the Annual Meeting to be held during the following April. The Bylaws of the Company require that: (a) shareholders who intend to make a director nomination at the Annual Meeting provide notice of this intention to the Secretary of the Company by following the directions in the Bylaws; and (b) the Secretary receives this notice not less than 60 nor more than 90 days prior to the date of the next Annual Meeting. The Nominating Committee met one time during 1999. The members of the Nominating Committee are Mr. Batten, Mr. Kempton, Mr. Navarre and Mr. Roudebush.

      Retirement Fund Investment Committee. The Retirement Fund Investment Committee establishes broad investment policies and guidelines for the investment of assets held in the Company’s pension and 401(k) retirement plans, and employs advisors having special competence to assist the Committee in fulfilling its responsibilities. The Retirement Fund Investment Committee met three times during 1999. The members of the Retirement Fund Investment Committee are Ms. Haka, Mr. Kirchberger, Mr. Navarre and Mr. Zinn.

2.  SHAREHOLDER PROPOSAL, IF PROPERLY RAISED AT THE MEETING

      MMI Investments II-A, L.P. (“MMI”), a recent shareholder, has given notice that it intends to present a proposal at the Annual Meeting asking that the Board of Directors seek the sale of the Company to a third party through a competitive auction process to be conducted by a recognized investment banking firm.

      Your Board strongly believes that this proposal is not in the best long-term interests of all the shareholders. We are continuing to implement our business plan designed to address and capitalize upon the changing nature of the automobile supplier industry. As discussed below, it would be highly improper to seek the sale of the Company through an auction process, particularly in light of the current low stock prices being experienced throughout the automobile supplier industry.

      The Board of Directors is concerned with the performance of the Company’s stock, particularly in light of the Company’s record year in 1999. The Board of Directors recognizes its responsibility to its shareholders to enhance shareholder value and continually reviews strategic alternatives including a sale or merger of the Company. In addition, the Board has made and continues to consider strategic acquisitions which complement and enhance the Company’s business.

      In addition to implementing its own initiatives, the Board remains open and welcomes viable suggestions from all of the Company’s shareholders to further enhance shareholder value. However, the Board does not believe that placing a “for sale” sign on the Company is in the best long-term interest of shareholders. The Board believes that the intent of the MMI proposal is to force the Board to sell the Company to a third party as soon as possible. The Board is committed to considering all options available to the Company for enhancing shareholder value, including through potential merger or other business combinations. The Board and management recognize that the automobile supplier industry is undergoing significant change and will remain attuned to the marketplace to make sure the Company’s shareholders benefit fully from the best opportunities for growth in shareholder values the future will provide. The Board will responsibly review any offer for a combination with the Company and exercise its business judgment with respect to any such offer. However, the Board does not believe that putting the Company on the “auction block” is likely to result in maximizing shareholder value.

      While we recognize that the MMI proposal only requests certain action by the Board and does not obligate the Board to take any action, an announcement that MMI’s proposal has been adopted could severely damage the Company’s long-term relationships with its customers. Moreover, the Company may have difficulty retaining employees and attracting new employees if the MMI proposal is adopted. This could adversely impact the Company’s ability to effectively compete in the short and long-term, resulting in a possible decline in revenues and a corresponding decline in shareholder value.

      Accordingly, the Board of Directors unanimously recommends voting against this shareholder proposal.

REPORT OF THE COMPENSATION COMMITTEE ON
EXECUTIVE COMPENSATION

      The Company’s executive compensation program is administered by the Compensation Committee of the Board of Directors. All of the members of the Compensation Committee are non-employee Directors. The Compensation Committee has the primary responsibility to review and approve the Company’s executive compensation philosophy and policies and to monitor the compensation programs. The Compensation Committee reviews the performance and establishes the compensation of the Chief Executive Officer. In the performance of its responsibilities, the Compensation Committee reviews compensation data, surveys and other information obtained from independent sources reflecting the compensation practices of other companies. From time to time, the Compensation Committee engages the services of independent consultants to evaluate and make recommendations regarding the Company’s executive compensation policies and programs and to ensure they are appropriate to the Company’s objectives.

      Section 162(m) of the Internal Revenue Code (the “Code”) limits a publicly held corporation’s ability to deduct more than $1 million of an executive’s nonperformance-based compensation. The Code generally excludes from this limitation compensation that is determined under pre-established objective performance goals, such as stock options awarded at fair market value, provided that such compensation has met shareholder approval and independent director requirements. Although this limitation will not affect the deductibility of executive compensation in the current year, the Compensation Committee will continue to review the issue and determine whether the Company’s executive compensation programs should be amended in the future to meet the deductibility requirements.

      Compensation Policies for Executive Officers. The Company’s executive compensation policies are designed to attract and retain highly qualified executive officers through competitive salary and benefit programs, to recognize individual initiative, and to encourage extraordinary effort through incentive awards. The policies are also designed to promote Company stock ownership among the executive group to align their long-term interests with those of the shareholders and to encourage enhancement of shareholder value.

      The Company’s executive compensation program has three components: (1) annual base salary; (2) short-term incentives through annual bonus awards; and (3) long-term incentives through participation in the Company’s long-term incentive plan. The Compensation Committee annually reviews executive officer salary ranges based primarily on current market salary data compiled from various independent sources and nationwide compensation studies covering senior executive officers from manufacturing companies. The Company’s philosophy is to target base salaries at the 50th percentile of the salary ranges determined by those compensation studies. Individual salaries are based on individual performance, and contribution to the overall success of the management team. Additionally, the Company’s incentive programs are designed to provide an opportunity for significant performance-based compensation if certain objectives are achieved.

      The short-term incentive plan provides for annual cash bonuses of a percentage of base salary ranging from a maximum of 20% for mid-level executives to a maximum of 120% for the chief executive officer. Bonus amounts are determined on the basis of the Company’s earnings performance related to beginning of the year shareholders’ equity. Under the program, no annual bonuses are earned until a 16% defined return on shareholders’ equity is realized. Maximum bonus levels are only achieved after the Company realizes a 34% defined return on shareholders’ equity. Individual bonus awards also take into account the executive’s individual performance and that of his or her operating unit.

      Long-term incentive awards are made by the Committee through the Company’s 1993 Executive Long-Term Incentive Plan. This plan provides for the granting of stock options, stock appreciation rights, restricted stock, performance units, and performance shares to officers and key employees. Stock option awards provide the executive with the right to purchase shares of common stock over a ten-year period at a price equal to the fair market value of the common stock on the date of grant. Restricted stock awards consist of shares of common stock which the recipient cannot sell or transfer until the applicable restriction period lapses and which the recipient may forfeit if the recipient terminates employment prior to the expiration of the restriction period. The Company has designed its long-term incentive awards principally to encourage long-term enhancement of shareholder value and to align the future interests of executive officers with the success of the

Company. Stock options only reward executive officers to the extent that shareholders have benefitted. The amount of these awards is determined by position and by a formula based on growth in earnings per share, using a three year rolling average.

      Chief Executive Officer Compensation. The Compensation Committee conducts the same type of competitive review and analysis to determine base salary and incentive compensation ranges for the Chief Executive Officer as it does for the other executive positions. Accordingly, salary and incentive compensation awards for Mr. Parrott were determined by the Compensation Committee in conformance with the policies described above for executive officers. Mr. Parrott’s salary was increased from $400,008 to $428,016 on January 1, 2000, which places his salary slightly above the mid-point of the 2000 salary range established by the Committee. The Compensation Committee based its decision on executive compensation data for comparable companies provided by an independent consulting firm, some of which companies are included in the Industry Index used for the comparison of Five Year Cumulative Return appearing on page 10 of this Proxy Statement. The Compensation Committee also based its decision on its subjective evaluation of Mr. Parrott’s expansion of the Company’s global activities and reorganization of the Company’s business units.

      The Compensation Committee based Mr. Parrott’s bonus for 1999 on the Company’s 1999 earnings in accordance with the formula provided in the short-term incentive plan, and the Compensation Committee’s subjective assessment of Mr. Parrott’s attainment of specific goals established at the beginning of the year. The stock option awards made to Mr. Parrott during 1999 were also established in accordance with the formula described above.

February 20, 2000

COMPENSATION COMMITTEE

F. Lee Weaver, Chairman
Michael E. Batten
Ronald L. Roudebush

EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table provides certain summary information concerning the compensation of the Company’s Chief Executive Officer and the other four most highly compensated executive officers of the Company for the last three years.

Summary Compensation Table

					Long-Term
					Compensation
	Annual Compensation				Awards

					Restricted		Securities
					Stock		Underlying	All Other
	Fiscal				Award(s)		Options	Compensation
Name and Principal Position	Year	Salary		Bonus	($)		(#)	(1)

Roy E. Parrott	1999	$400,008		$290,751	$0	(2)	30,800	$7,776
Chairman;	1998	400,009		197,284	99,999		31,920	5,664
Chief Executive Officer	1997	367,536		175,039	84,338		34,600	5,985

George A. Thomas	1999	$250,000	(3)	$168,644	$91,875	(4)	40,000	$0
President;	1998	—		—	—		—	—
Chief Operating Officer	1997	—		—	—		—	—

Vinod M. Khilnani	1999	$190,080		$130,124	$0	(5)	7,120	$7,776
Vice President — Chief	1998	176,388		93,274	49,620		13,390	5,664
Financial Officer	1997	82,174	(6)	75,152	31,500		5,000	1,071

James A. Hug	1999	$191,520		$109,072	$0	(7)	7,120	$7,776
Vice President — Transmission	1998	179,280		88,883	23,183		7,390	5,664
& Chassis Group	1997	170,688		84,210	19,500		8,000	5,985

James B. Painter	1999	$178,584		$117,093	$0	(8)	7,120	$7,776
Vice President — Engine/NVH	1998	170,256		85,100	23,183		7,390	5,664
Products Group	1997	162,680		86,201	19,500		8,000	6,048

(1)	These amounts represent contributions by the Company to the accounts of the named executives under the Simpson Industries, Inc. Savings Plan.

(2)	As of December 31, 1999, Mr. Parrott held 26,248 shares of restricted stock, valued at $295,290. The Company made the following awards of shares of restricted stock to Mr. Parrott: (a) 8,650 shares on February 24, 1997, of which 865 shares vest annually beginning February 1, 1998 and continuing on each February 1 until February 1, 2007; (b) 7,980 shares on February 23, 1998, of which 798 shares vest annually beginning February 1, 1999 and continuing on each February 1 until February 1, 2008.

(3)	Mr. Thomas joined the Company in March 1999.

(4)	As of December 31, 1999, Mr. Thomas held 10,000 shares of restricted stock valued at $112,500. The Company made the following award of shares of restricted stock to Mr. Thomas: (a) 10,000 shares on March 1, 1999, of which 2,000 shares vest annually beginning February 1, 2000 and continuing on each February 1, until February 1, 2004.

(5)	As of December 31, 1999, Mr. Khilnani held 5,665 shares of restricted stock valued at $63,731. The Company made the following awards of shares of restricted stock to Mr. Khilnani: (a) 3,000 shares on August 18, 1997, of which 300 shares vest annually beginning on September 1, 1998 and continuing on each September 1 until September 1, 2007; (b) 1,850 shares on February 23, 1998, of which 185 shares vest annually beginning February 1, 1999 and continuing on each February 1 until February 1, 2008; (c) 2,000 shares on July 1, 1998, of which 400 shares vest annually beginning February 1, 1999 and continuing on each February 1 until February 1, 2003.

(6)	Mr. Khilnani joined the Company in July 1997.

(7)	As of December 31, 1999, Mr. Hug held 7,212 shares of restricted stock, valued at $81,135. The Company made the following awards of shares of restricted stock to Mr. Hug: (a) 2,000 shares on February 24, 1997, of which 200 shares vest annually beginning February 1, 1998 and continuing on each February 1 until February 1, 2007; (b) 1,850 shares on February 23, 1998, of which 185 shares vest annually beginning February 1, 1999 and continuing on each February 1 until February 1, 2008.

(8)	As of December 31, 1999, Mr. Painter held 7,254 shares of restricted stock valued at $81,608. The Company made the following awards of shares of restricted stock to Mr. Painter: (a) 2,000 shares on February 24, 1997, of which 200 shares vest annually beginning February 1, 1998 and continuing on each February 1 until February 1, 2007;

(b) 1,850 on February 23, 1998, of which 185 shares vest annually beginning February 1, 1999 and continuing on each February 1 until February 1, 2008.

Option Grants in Last Fiscal Period

      The following table provides information about stock options granted to the persons named in the Summary Compensation Table during the last fiscal year. The table also shows an estimated grant date present value for each set of options using the Black-Scholes valuation method.

	Number of		% of Total
	Securities		Options
	Underlying		Granted To			Grant Date
	Options		Employees	Exercise Price	Expiration	Present
Name	Granted		in Fiscal Year	($/Share)	Date	Value ($)(1)

Roy E. Parrott	30,800	(2)	18.7%	$9.50	2/22/09	$88,396

George A. Thomas	40,000	(3)	24.3%	$9.19	2/28/09	$112,400

Vinod M. Khilnani	7,120	(2)	4.3%	$9.50	2/22/09	$20,434

James A. Hug	7,120	(2)	4.3%	$9.50	2/22/09	$20,434

James B. Painter	7,120	(2)	4.3%	$9.50	2/22/09	$20,434

(1)	The material assumptions and adjustments incorporated in the Black-Scholes model include the following:

	Grant Date	Grant Date
	February 23, 1999	March 1, 1999

Risk-Free Interest Rate	5.2%	5.6%

Stock Price Volatility	37.0%	37.0%

Dividend Yield	3.8%	3.8%

Expected Option Term	6.3 Years	6.2 Years

The model assumes: (a) a Risk-Free Interest Rate that represents the interest rate on a U.S. security with a maturity date corresponding to that of the expected option term; (b) Stock Price Volatility calculated based on a five year average of stock prices calculated as of July 1 of the grant year; (c) Dividend Yield is calculated using the average dividend yield of Simpson stock; and (d) an Expected Option Term of 6.3 years or 6.2 years, which is based on a 10% annual exercise rate plus 100% assumed exercise if the ratio of stock to exercise price exceeds 200%. Notwithstanding the fact that these options are non-transferable, no discount for lack of marketability was taken.

The ultimate values of the options will depend on the future market price of the Company’s stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the Company’s common stock over the exercise price on the date the option is exercised.

(2)	These options were granted pursuant to the 1993 Executive Long-Term Incentive Plan and become exercisable 25% per year beginning February 23, 2000.

(3)	These options were granted pursuant to the 1993 Executive Long-Term Incentive Plan and become exercisable 25% per year beginning March 1, 2000.

Aggregated Fiscal Year-End Option Values

      The following table provides information regarding the values of unexpired in-the-money options and stock appreciation rights (“SARs”) held at the end of the last fiscal year by the executives named in the Summary Compensation Table.

			Number of Securities		Value of Unexercised
			Underlying		In-the-Money Options/SARs
			Unexercised Options/SARs		at Fiscal Year End
			at Fiscal Year End

	Shares
	Acquired on	Value
	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

R. E. Parrott	31,050	$115,143	99,836	94,624	$98,539	$116,641

G. A. Thomas	0	$0	0	40,000	$0	$82,500

V. M. Khilnani	0	$0	4,978	20,532	$1,500	$14,710

J. A. Hug	0	$0	29,102	23,208	$27,469	$29,776

J. B. Painter	8,648	$14,443	1,478	21,464	$0	$27,378

Performance Graph

      The following is a line-graph presentation comparing cumulative, five-year shareholder return, on an indexed basis, of the Company’s common stock with the Russell 2000 Index and an industry index of publicly-traded companies operating primarily in Standard Industrial Classification 371 (“Industry Index”). The Russell 2000 Index is comprised of companies with a market capitalization similar to that of the Company. The Company selected the Industry Index because the companies included therein are engaged in the manufacturing of motor vehicles and related parts, accessories and equipment, and pay dividends.

Comparison of Five Year Cumulative Total Return*

Among Simpson Industries, Inc.,
Russell 2000 Index, and Industry Index

[PERFORMANCE GRAPH]

	Simpson Industries	Russell 2000 Index	Industry Index

1994	100.00	100.00	100.00
1995	101.00	126.00	112.00
1996	128.00	145.00	136.00
1997	143.00	175.00	158.00
1998	122.00	169.00	152.00
1999	147.00	202.00	113.00

	1994	1995	1996	1997	1998	1999

Simpson Industries, Inc.	100.00	101.34	127.68	142.88	121.95	147.02

Russell 2000	100.00	126.21	144.84	174.56	168.54	201.61

Industry Index	100.00	111.52	136.18	157.89	152.30	113.43

*	Assumes that the value of an investment in the Company’s common stock and each index was $100 on December 31, 1994 and that all dividends were reinvested.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

      None of the Company’s executive officers have employment contracts with the Company and their employment may be terminated at any time at the discretion of the Board of Directors. However, to help retain key management personnel in the event of a threatened or potential change in control of the Company, the Company has entered into severance agreements with Mr. Parrott, Mr. Thomas, Mr. Khilnani, Mr. Hug, and Mr. Painter. The agreements provide for severance pay and benefits in the event of termination of employment within three years (for Mr. Parrott) or two years (for Mr. Thomas, Mr. Khilnani, Mr. Hug, and Mr. Painter) after a change in control of the Company. The agreements define a change in control as (i) a change in the stock ownership of the Company of a magnitude which requires filing of reports under the Securities Exchange Act of 1934; such a change will be deemed to have occurred if any person acquires 25% of the Company’s outstanding voting stock, or (ii) a change in the composition of the majority of the Board of Directors during any two-year period, unless each new director was approved by at least two-thirds of the remaining directors who were also directors at the beginning of the period. The agreements expire December 31, 2000. Each agreement is automatically extended for successive one-year periods unless terminated on 30 days notice, provided that no change in control has occurred.

      Under the agreements, the special severance pay and benefits will not be paid if employment is terminated because of death or disability, or if terminated by the Company for cause or by the executive officer for other than a “good reason,” as defined in the severance agreements. If, after a change in control in the Company, the employment relationship is terminated by the Company other than for cause or is terminated by the executive officer for “good reason,” the Company will pay the executive officer , from the date of termination to the earlier of the date which is three years (for Mr. Parrott) or two years (for Mr. Thomas, Mr. Khilnani, Mr. Hug, and Mr. Painter) after the change in control or until the executive officer’s normal retirement date, monthly payments equal to the executive officer’s monthly salary prior to termination plus (ii) 1/12th of 70% of the executive officer’s salary for the year immediately prior to the termination, up to the maximum allowable under applicable federal tax laws (for Mr. Parrott) or the executive officer’s monthly salary prior to termination plus 1/12 of the average of the short-term incentive bonus payments paid to the executive officer or accrued with respect to each of the two years preceding termination (for Mr. Thomas, Mr. Khilnani, Mr. Hug, and Mr. Painter). The Company shall also maintain in full force and effect during each period any stock option or incentive compensation arrangement and all group insurance and retirement plans to which the executive officer was otherwise entitled immediately prior to his termination and the right to immediately exercise in full all outstanding stock options.

Pension Plan

      The Company has a non-contributory defined benefit pension plan for salaried employees. This plan provides for payment of a fixed retirement benefit to participants in the plan upon retirement at age 65. The amount of a participant’s annual defined retirement benefit is comprised of up to three component amounts determined on the basis of the average base compensation paid to a participant during three separate time periods. The first component amount, applicable to service performed from July 1, 1976 through June 30, 1981, is equal to the sum of 0.75% of the participant’s average base compensation up to $9,000, plus 1.5% of the participant’s average base compensation in excess of $9,000, multiplied by the number of years the participant has participated as of July 1, 1981. The second component amount, applicable to service performed from July 1, 1981 through December 31, 1988, is equal to the sum of 1.5% of each year of the participant’s base compensation up to a specified break point amount, 2.5% of each year of the participant’s base compensation in excess of the break point amount, and 2.5% of the participant’s salary reduction contributions under the Savings Plan. The third component amount, applicable to service performed after December 31, 1988, is equal to the sum of 1.7% of each year of the participant’s base compensation below the break point amount, 2.05% of each year of the participant’s base compensation above the break point amount (with such calculations continuing until such time as the participant has accumulated 35 years of participation), and 1.7% of the participant’s compensation for each plan year commencing after December 31, 1988 in which he or she has been a participant for more than 35 years.

      The sum of these three component amounts equals a participant’s annual retirement benefit. Base compensation under the pension plan includes base salary, but does not include cash bonuses paid by the Company under its annual incentive plan. Once benefit payments commence, they may not be reduced because of any increases in a participant’s Social Security payments or other similar benefits. Benefits under the pension plan are payable, at the election of the participant, under several different annuity forms or in an equivalent lump sum payment. The estimated annual benefits payable upon retirement at normal retirement age (assuming continued employment at the person’s current base compensation rate) under a lifetime annuity for the executive officers listed in the above table are as follows: Mr. Parrott, $53,282; Mr. Thomas, $48,184; Mr. Khilnani, $63,469; Mr. Hug, $75,304; and Mr. Painter, $62,564.

Supplemental Executive Retirement Plan

      Since 1988, the Company has maintained an unfunded plan to provide additional retirement income to selected executive employees to help attract and retain superior executive personnel. The Supplemental Executive Retirement Plan (“SERP”) is administered by the Compensation Committee of the Board of Directors. Generally, a participant in the SERP will be eligible for benefits after he or she has completed at least five years of service as an officer of the Company or ten years of service at a specified level at which an employee bonus is available (“bonus service”). The normal retirement benefit that a participant is eligible to receive under the SERP is equal to the greater of (1) 2% of his or her average base compensation times his or her years of bonus service up to 30 years, or (2) 4% of his or her average base compensation times his or her years of officer service to a maximum of 15 years. No participant is entitled to more than 60% of his or her average base compensation less deductions for social security benefits and benefits under other pension plans provided by the Company or from previous employers. Participants are eligible for similar benefits upon early retirement, disability or termination of employment, subject to the same reductions provided under the Company’s Pension Plan. Benefits under the SERP are payable, at the election of the participant, under several different annuity forms or in an equivalent lump sum payment. Such benefits are paid out of the general assets of the Company. The estimated annual benefits payable upon retirement at normal retirement age (assuming continued employment at the person’s current base compensation rate) under a lifetime annuity for the executive officers listed in the above table are as follows: Mr. Parrott, $154,450; Mr. Thomas, $115,716; Mr. Khilnani, $31,880; Mr. Hug, $30,921; and Mr. Painter, $863.

ADDITIONAL INFORMATION

Security Ownership of Certain Beneficial Owners

      The following table sets forth certain information concerning those persons who are known by management of the Company to be beneficial owners of more than 5% of the Company’s outstanding shares of common stock (as provided to the Company by such persons or the record holders of such shares.)

Name and Address	Amount and Nature of		Percent
of Beneficial Owner	Beneficial Ownership		of Class

Dimensional Fund Advisors, Inc.	1,257,625 shrs.	(1)	6.98%
1299 Ocean Avenue
Santa Monica, California

President and Fellows of Harvard College	1,020,536	(2)	5.66%
c/o Harvard Management Company, Inc.
600 Atlantic Avenue, Boston, Massachusetts 02210

(1)	Sole voting power — 1,257,625 shares (6.98%); sole investment power — 1,257,625 shares (6.98%); as reported in the Schedule 13G, dated February 4, 2000, received by the Company from Dimensional Fund Advisors Inc. (“Dimensional”). Dimensional, a registered investment advisor, is deemed to have beneficial ownership of 1,257,625 shares of the Company’s common stock as of December 31, 1999, all of which shares are held by certain registered investment companies or certain other investment vehicles. Dimensional serves as investment advisor or manager to all such investment companies and investment vehicles. Dimensional disclaims beneficial ownership of all such shares.

(2)	Includes 975,436 shares owned by President and Fellows of Harvard College (“President and Fellows”) and 45,100 shares owned by Harvard Master Trust (“Trust”). President and Fellows along with Trust comprise a group within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and each may be deemed to beneficially own the shares of the Company owned by the others. Sole voting power — President and Fellows: 975,436 shares (5.41%); Trust: 45,100 shares (0.25%); sole investment power-President and Fellows 975,436 shares (5.41%); Trust: 45,100 shares (0.25%); as reported in the Schedule 13G, dated February 7, 2000, received by the Company from President and Fellows.

Security Ownership of Management

      The following table provides information about the beneficial ownership of the Company’s Common Stock by the Directors and executive officers of the Company.

	As of February 1, 2000

	Amount and Nature of		Percent
Name	Beneficial Ownership(1)		of Class

R.E. Parrott	203,156		1.11%

W.J. Kirchberger	90,432		0.50%

F.L. Weaver	82,420	(2)	0.45%

J.A. Hug	82,037		0.45%

G.G. Gilbert	76,855		0.42%

F.K. Zinn	59,061	(3)	0.32%

V.M. Khilnani	36,037		0.20%

G.R. Kempton	30,813	(4)	0.17%

G.A. Thomas	29,898	(5)	0.16%

J.B. Painter	28,769		0.16%

R.W. Navarre	28,562		0.16%

R.L. Roudebush	19,000		0.10%

S.F. Haka	7,020		0.04%

M.E. Batten	7,000		0.04%

Total	781,060		4.29%

(1)	Includes shares beneficially held for certain executive officers and directors under the Simpson Industries, Inc. Savings Plan and also includes 320,546 shares of Common Stock certain executive officers and directors may acquire within the next 60 days pursuant to the exercise of stock options under the Company’s long-term incentive plans.

(2)	Includes 55,917 shares owned by Prudence B. Weaver, Mr. Weaver’s wife, for her own benefit.

(3)	Includes 43,311 shares owned jointly by Mr. Zinn and Ruth A. Zinn, his wife.

(4)	Includes 20,463 shares owned jointly by Mr. Kempton and Joyce H. Kempton, his wife.

(5)	Includes 9,898 shares owned jointly by Mr. Thomas and Carolyn C. Thomas, his wife.

Section 16(a) Beneficial Ownership Reporting Requirements

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and Directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the “SEC”) and the Nasdaq Stock Market. Officers, Directors, and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

      Based solely on the Company’s review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that, except for the following, its officers, Directors, and greater than 10% shareholders met all applicable filing requirements during the last fiscal year. James B. Painter, a Vice President of the Company, failed to report a transaction on a Form 4 filed on August 9, 1999. Mr. Painter filed an amended Form 4 including the previously omitted transaction on February 3, 2000.

Independent Accountants

      KPMG LLP has served as independent accountants for the Company since 1991. KPMG LLP was selected by the Board of Directors to serve as the Company’s auditors for the current fiscal year (ending December 31, 2000). It is anticipated that representatives of KPMG LLP will be present at the Annual Meeting, will have an opportunity to make a statement, and will respond to appropriate questions.

Shareholder Proposals

      Shareholder proposals to be presented at the 2001 Annual Meeting must be received by the Company not later than November 17, 2000 if they are to be included in the Company’s Proxy Statement for the 2001 Annual Meeting. Such proposals should be addressed to the Secretary at the Company’s executive offices. Shareholder proposals or director nominations to be presented at the 2001 Annual Meeting or any Special Meeting which are not to be included in the Proxy Statement for that meeting must be received by the Company not less than 60 nor more than 90 days prior to the date of the meeting in accordance with the procedures set forth in the Company’s Bylaws.

Other Matters

      At the date of this Proxy Statement, management is not aware of any matters to be presented for action at the Annual Meeting other than the matters described in this Proxy Statement. However, if any other matters should come before the meeting, the persons named in the proxy card intend to vote the proxy in accordance with their judgment on such matters.

Plymouth, Michigan

March 17, 2000

By Order of the Board of Directors,

Frank K. Zinn
Secretary

Appendix A

Information Concerning Directors, Executives and Other

Representatives of the Company Who May Solicit Proxies
From the Company’s Shareholders

      Set forth below are the present principal occupation or employment (except with respect to the directors whose principal occupation is set forth in the Proxy Statement), and the name, principal business and address of any corporation or organization in which such employment is carried on, for (1) each of the Company’s directors and (2) executives and other representatives of the Company who may solicit proxies from the Company’s stockholders. Except as otherwise provided in this Proxy Statement (including the Appendices hereto), none of the individuals listed below (i) directly or indirectly owns any shares of Common Stock or any other securities of the Company, (ii) is, or was within the past year, a party to any contracts, arrangements or understandings with any person with respect to any securities of the Company, including but not limited to joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies, or (iii) to the knowledge of the Company, has, directly or through an associate, any arrangement or understanding with any person with respect to future employment by the Company or its affiliates or with respect to any future transactions to which the Company or any of its affiliates will or may be a party, nor any material interest, direct or indirect, in any transaction which has occurred since January 1, 1999 or any currently proposed transaction, or series of similar transactions, to which the Company or any of its affiliates was or is to be a party and in which the amount involved exceeds $60,000.

Directors and Executives of the Company

Name and Principal	Present Office or Other Principal
Business Address(1)	Occupation or Other Employment

Michael E. Batten	Twin Disc, Incorporated
1328 Racine Racine, Wisconsin 53403	Chairman and CEO

Susan F. Haka	Michigan State University
Michigan State University N 270 N. Business Complex East Lansing, Michigan 48824	Professor and Chair, Department of Accounting

George R. Kempton	Business Consultant

Vinod M. Khilnani	Vice President and Chief Financial Officer of the Company

Walter J. Kirchberger	PaineWebber, Incorporated
2301 W. Big Beaver Rd., Suite 800 Troy, Michigan 48084	Vice President — Research

Robert W. Navarre	Business Consultant

Roy E. Parrott	Chairman and Chief Executive Officer of the Company

Ronald L. Roudebush	Business Consultant

George A. Thomas	President and Chief Operating Officer of the Company

F. Lee Weaver	Weaver, Bennett & Bland, P.A.
196 N. Trade St.	Partner
Matthews, North Carolina 28106

Name and Principal	Present Office or Other Principal
Business Address(1)	Occupation or Other Employment

Frank K. Zinn	Dykema Gossett PLLC
400 Renaissance Center	Of Counsel
Detroit, Michigan 48243

(1)	Unless otherwise indicated, the principal business address of each director and executive officer of the Company is 47603 Halyard Drive, Plymouth, Michigan 48170.

Other Representatives of the Company

Name	Principal Occupation(2)

J. Marie Eichles	Human Resources Coordinator

Tim M. Fleming	Investment Relations Manager

(2)	The principal occupation refers to such person’s position with the Company and each person’s business address is 47603 Halyard Drive, Plymouth, Michigan 48170.

Appendix B

Shares of Common Stock Held by the Company’s Directors,

Executives and Other Representatives Who May Solicit Proxies

      Except as disclosed in this Proxy Statement (including the Appendices hereto), to the Company’s knowledge, none of its directors, executives or other representatives named herein has any interest, direct indirect, by security holdings or otherwise, in the Company. The number of shares of Common Stock of the Company held by directors and certain executive officers of the Company is set forth in “Security Ownership by Management” on page 13 of the Proxy Statement.

Shares of Common Stock Held by Other Representatives

Number of Common
Shares Beneficially
Name	Owned as of February 1, 2000

J. Marie Eichles	1,264

Tim M. Fleming	500

Transactions in Common Stock Within the Past Two Years

      To the knowledge of the Company listed below are the only purchases and sales of Company Common Stock within the past two years by the directors, executives and other representatives of the Company who may solicit proxies on the Company’s behalf.

Number of Shares
Name	Purchased/(Sold)	Date of Transaction

Roy E. Parrott	7,980	2/23/98
	(863)	9/1/98
	8,000	2/5/99
	31,050	8/12/99
	(25,523)	8/12/99

Vinod M. Khilnani	1,850	2/23/98
	2,000	7/1/98
	3,000	2/4/99
	1,000	2/12/99
	1,000	2/17/99
	1,000	3/1/99

George A. Thomas	9,898	1/28/99
	10,000	3/1/99

Michael E. Batten	No activity

Susan F. Haka	800	11/4/98

George R. Kempton	1,350	1/21/00

Walter J. Kirchberger	22,500	2/9/98
	6,750	2/12/99

Robert W. Navarre	No activity

Ronald L. Roudebush	No activity

F. Lee Weaver	6,750	2/19/99
	(6,081)	2/19/99
	(200)	2/19/99

Frank K. Zinn	22,500	2/12/98
	6,750	1/27/99

J. Marie Eichles	No activity

Tim M. Fleming	No activity

(1)	Not disclosed are securities purchased through the Company’s 401(k) Plan in de minimis amounts in each pay period. Also not disclosed are de minimis amounts of securities acquired through the Company’s Dividend Reinvestment Plan.

[MAP]

                                                                     APPENDIX C

[X] PLEASE MARK
    VOTES AS IN
    THIS EXAMPLE

THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF CONTRARY DIRECTIONS,
THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS LISTED BELOW AND
AGAINST PROPOSAL 2.
--------------------------------------------------------------------------------
YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

1.  Election of Directors
    NOMINEES:  Susan F. Haka, George R. Kempton, Walter J. Kirchberger,
               Roy E. Parrott, Ronald L. Roudebush, George A. Thomas and
               F. Lee Weaver.

                   FOR          WITHHELD
                   [ ]            [ ]

[ ]
   ----------------------------------------------------
         For all nominees except as noted above
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 2.
--------------------------------------------------------------------------------

2.  Shareholder Proposal if
    properly presented at the
    meeting.

            FOR    AGAINST     ABSTAIN
            [ ]      [ ]         [ ]
--------------------------------------------------------------------------------

                                               MARK HERE FOR ADDRESS CHANGE AND
                                               NOTE AT LEFT [ ]

In their discretion, the proxies               Please sign exactly as your name
are authorized to vote with                    appears hereon. Each executor
respect to matters incident to                 administrator, trustee, guardian,
the conduct of the meeting and                 attorney-in-fact, and other
upon such other matters as may                 fiduciary should sign and
properly come before the meeting               indicate his or her full title.
and all adjournments and                       When stock has been issued in the
postponements thereof.                         name of two or more persons, all
                                               should sign.

Signature                         Date:
         ------------------------      --------------------------

Signature                         Date:
         ------------------------      -------------------------

                                     PROXY

                            SIMPSON INDUSTRIES, INC.

            PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, APRIL 18, 2000

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Roy E. Parrott and Vinod M. Khilnani, or either of them, each with power of substitution, as proxies of the undersigned, to attend the Annual Meeting of Stockholders of Simpson Industries, Inc. to be held at the Hilton Hotel located at 207 S.W. Greenville Blvd., Greenville, North
Carolina on April 18, 2000 and any adjournment or postponement thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present on the following matters set forth on the reverse side.

------------                                                        ------------
SEE REVERSE                                                         SEE REVERSE
   SIDE           CONTINUED AND TO BE SIGNED ON REVERSE SIDE            SIDE
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